WILMER, CUTLER & PICKERING
                               2445 M Street, N.W.
                           Washington, D.C. 20037-1420

                                December 5, 1997


The WMF Group, Ltd.
1593 Spring Hill Road
Vienna, Virginia 22182

     Re:      The WMF Group, Ltd. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

                  We have acted as counsel to The WMF Group, Ltd., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (i) the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued pursuant to the Company's Employee Stock Purchase Plan (the "ESPP") and upon exercise of options issued pursuant to the Company's Key Employee Incentive Plan (the "KEIP") and (ii) interests (the "Interests") in and Shares issuable pursuant to the Company's Deferred Compensation Plan (the "DCP"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

                  Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (a) the Shares and the Interests have been lawfully and duly authorized; and (b) such Shares and Interests will be validly issued, fully paid and nonassessable (i) upon payment of the purchase price required by the ESPP in the case of Shares issued thereunder, (ii) upon payment of the exercise price established pursuant to the KEIP in the case of Shares issued upon exercise of options granted thereunder and (iii) upon grant pursuant to the terms of the DCP in the case of Interests and Shares issued pursuant to the DCP.

                  We are members of the bar of the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary

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The WMF Group, Ltd.
December 5, 1997
Page 2

to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on December 5, 1997, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          WILMER, CUTLER & PICKERING


                                          By: /s/ Richard W. Cass, a partner
                                                  Richard W. Cass, a partner